Exhibit 99.1

AspenBio Pharma 510(k) Filing for AppyScore Advances in FDA Review with Request for Additional Information

CASTLE ROCK, CO., August 21, 2009 – AspenBio Pharma, Inc. (Nasdaq: APPY), reported it has received a request from the U.S. Food and Drug Administration (“FDA”) for additional information related to AspenBio’s Premarket Notification 510(k) application for its AppyScore™ test filed in late June 2009. The AppyScore test is the first blood-based test designed to aid in the diagnosis of human appendicitis.

The company is continuing to evaluate the FDA request, but believes it will be able to submit the additional data and information within the time period allowed by the FDA and within the schedule previously disclosed by the company, namely in Q1 2010. Management of AspenBio had determined in advance of the 510(k) application filing (and in consultation with their regulatory consultants, Becker & Associates Consulting of Washington, DC) that the FDA may request additional data and information. To ensure an efficient and timely response, the company had proceeded proactively with certain additional analyses and testing, including supplemental trial work. This additional analysis and testing was begun in parallel with the FDA’s initial review and the implementation of the study is proceeding as planned.

Dr. Robert Caspari, COO and CMO of AspenBio noted: “We believe the data and information submitted in the AppyScore 510(k) is in compliance with applicable regulations. Nevertheless, we anticipated that like most 510(k) premarket notifications that require clinical data, the FDA’s evaluation of our submission would likely result in one or more additional information requests. While there can be no assurance the additional information we provide will successfully address all of the FDA inquiries, we believe we are well positioned to do so.”

About AspenBio Pharma, Inc.
AspenBio Pharma, Inc. (Nasdaq: APPY) is an emerging bio-science company dedicated to the development of novel diagnostics and drugs for humans and animals. AspenBio Pharma’s mission is to be a leader in the development and commercialization of innovative products that address unmet diagnostic and therapeutic needs in both Human and Animal Health. The lead product candidate of our Human Health Division is addressing the difficult challenge of properly diagnosing appendicitis in the hospital emergency department setting.  Our Animal Health Division is focused on therapeutic proteins that support reproductive efficiency in non-companion animals of economic importance. For more information, go to www.aspenbiopharma.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate in the circumstances. Meaningful factors, which could cause actual results to differ from expectations, many of which are beyond the control of the Company, include, but are not limited to, our ability to successfully complete the clinical trial data assessments required for FDA submission, obtain FDA approval for, cost effectively manufacture and generate revenues from, the appendicitis test in development, as well as the animal products and other new products developed by the Company, and our ability to retain the scientific management team to advance the products in development, execute agreements to provide the Company with rights to meet its objectives, overcome adverse changes in market conditions and the regulatory environment, and obtain and enforce intellectual property rights. The Company does not intend (and is not obligated) to update publicly any such forward-looking statements. For other factors that may impact such forward-looking statements, reference is made to our annual and quarterly reports filed with the Securities and Exchange Commission.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Vice Chair, V.P.
Tel 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860